                                                                 EXHIBIT 1-A(5)

KEMPER INVESTORS LIFE INSURANCE COMPANY                          [KEMPER LOGO]
A Stock Life Insurance Company
Long Grove, IL  60049

Insured                   JOHN DOE         Issue Age        35
Policy Date               DEC 01 1995      Policy Number    0776003
Initial Specified
Amount                    $100,000         Issue Date       DEC 01 1995

RIGHT TO CANCEL
This policy may be returned to us within 20 days of the time you receive it. It may be mailed or delivered to us or to the agent who sold it. Upon our receipt, this policy will be deemed void from the beginning. The Cash Value of the policy plus any monthly deductions and any deductions made against premiums will be refunded within seven days of our receipt of a notice of cancellation and the return of this policy. This amount will be at least equal to the premiums paid.

On the Maturity Date, if the insured is living and this policy is in force, we will pay the Net Surrender Value to you. If the insured dies prior to the Maturity Date and this policy is in force, we will pay to the beneficiary the death benefit in force at the time of the insured's death. Payment made to you or to the beneficiary will be made subject to the terms of this policy.

This policy is issued in consideration of the attached application(s) and payment of the Initial Premium. The terms on this and the following pages are part of this policy.

Signed for the Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.


                  [SIG.]                            [SIG.]
                Secretary                          President

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

MATURES AT THE INSURED'S ATTAINED AGE 100

NON-PARTICIPATING -- NO ANNUAL DIVIDENDS

TO THE EXTENT ALLOCATIONS ARE MADE TO THE SUBACCOUNTS, THE CASH VALUE IS BASED ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS AND MAY INCREASE OR DECREASE DAILY. THIS AMOUNT IS NOT GUARANTEED. THE AMOUNTS, OR DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT AND TERMINATION PROVISIONS.

This policy is a legal contract between you and us.

READ YOUR POLICY CAREFULLY.

INDEX

                                                            PAGE NO.
Death Benefit Provisions                                           8
Definitions                                                        5
General Account Provisions                                        10
General Provisions                                               6-7
Nonforfeiture Provisions                                          12
Policy Loan Provisions                                         13-14
Premium Provisions                                                 9
Settlement Option Table                              follows page 16
Settlement Provisions                                          15-16
Surrender Value Provisions                                        14
Transfer Provisions                                               13
Transfer, Withdrawal, Loan and Surrender Procedures               15
Variable Account Provisions                                    10-12
Withdrawal Provisions                                             13

Additional Benefits, if any, listed in the Policy Specifications are described in the additional benefit agreements that follow the Settlement Option Table.

                            POLICY SPECIFICATIONS


INSURED             JOHN DOE                          35   ISSUE AGE

POLICY DATE         OCT 01, 1994                 5004050   POLICY NUMBER

INITIAL SPECIFIED   $100,000                OCT 01, 1994   ISSUE DATE
AMOUNT

DEATH BENEFIT OPTION A

                             COVERAGE INFORMATION

                                 RATE
BENEFIT DESCRIPTION             CLASS   COVERAGE    MATURITY OR      MONTHLY
                               PERCENT   AMOUNT     EXPIRY DATE        RATE

FLEXIBLE PREMIUM VARIABLE LIFE    100     100,000   OCT 01, 2059    SEE PAGE D



                             PREMIUM INFORMATION

INITIAL PREMIUM                           $1,000.00

MONTHLY GUARANTEE PREMIUM                    $31.67

GUARANTEE PERIOD                            3 YEARS

PLANNED PERIODIC PREMIUM                  $1,000.00 ANNUAL

INSURED RATE CLASS                       PREFERRED NONSMOKER

                            POLICY SPECIFICATIONS


INSURED         JOHN DOE                                35      ISSUE AGE

POLICY DATE     OCT 01, 1994                       5004050      POLICY NUMBER


MONTHLY PROCESSING DATE                 DAY 01 OF EACH MONTH

DEDUCTION PERIOD                        65 YEARS, 00 MONTHS

MINIMUM SPECIFIED AMOUNT                    $25,000

MINIMUM CHANGE IN SPECIFIED AMOUNT          $10,000

MINIMUM WITHDRAWAL AMOUNT                   $500.00

WITHDRAWAL CHARGE                           $ 25.00

MONTHLY ADMINISTRATION CHARGE               $  5.00

PREMIUM CHARGES                                3.50%

GUIDELINE PREMIUM                           $ XX.XX

ISSUE CHARGE PER $1,000                     $  5.00


                         SURRENDER CHARGE PERCENTAGE

              Policy Year          Ages 1 - 65    Ages 66 - 75

                   1                    100%            100%
                   2                     100             100
                   3                     100             100
                   4                     100              90
                   5                     100              80

                   6                     90%              70
                   7                      80              60
                   8                      70              50
                   9                      60              40
                  10                      50              30

                  11                     40%              20
                  12                      30              15
                  13                      20              10
                  14                      10               5
                  15                       0               0


       See your Policy for further information on the Surrender Charge.



                        TABLE OF DEATH BENEFIT FACTORS

ATTAINED              ATTAINED            ATTAINED           ATTAINED
  AGE*    PERCENT       AGE*    PERCENT     AGE*    PERCENT    AGE*    PERCENT
  0-40      250            50     185          60     130         70     115
    41      243            51     178          61     128         71     113
    42      236            52     171          62     126         72     111
    43      229            53     164          63     124         73     109
    44      222            54     157          64     122         74     107
    45      215            55     150          65     120      75-90     105
    46      209            56     146          66     119         91     104
    47      203            57     142          67     118         92     103
    48      197            58     138          68     117         93     102
    49      191            59     134          69     116        -94     101
                                                               95-99     100

*ATTAINED AGE AS OF THE BEGINNING OF THE POLICY YEAR

                            POLICY SPECIFICATIONS

INSURED         JOHN DOE                                    35 ISSUE AGE

POLICY DATE     OCT 01, 1994                           5004050 POLICY NUMBER

TRADE DATE      NOV 01, 1994



SEPARATE ACCOUNT                                  INITIAL PREMIUM ALLOCATION

KEMPER MONEY MARKET SUBACCOUNT                                  10%

KEMPER TOTAL RETURN SUBACCOUNT                                  10%

KEMPER HIGH YIELD SUBACCOUNT                                    10%

KEMPER EQUITY SUBACCOUNT                                        10%

KEMPER GOVERNMENT SECURITIES SUBACCOUNT                         10%

KEMPER INTERNATIONAL SUBACCOUNT                                 10%

KEMPER SMALL CAPITALIZATION EQUITY SUBACCOUNT                   10%

LORD ABBETT GROWTH AND INCOME SUBACCOUNT

JANCAP GROWTH SUBACCOUNT

T. ROWE PRICE INTERNATIONAL EQUITY SUBACCOUNT

FOUNDERS CAPITAL APPRECIATION SUBACCOUNT

INVESCO EQUITY INCOME SUBACCOUNT

PIMCO TOTAL RETURN BOND SUBACCOUNT

GENERAL ACCOUNT                                                 30%

  FIXED ACCOUNT



A MORTALITY AND EXPENSE RISK CHARGE IS ASSESSED DAILY ON THE SEPARATE ACCOUNT VALUE OF THIS POLICY. THIS CHARGE IS GUARANTEED NOT TO EXCEED 0.90% ANNUALLY. THE CURRENT CHARGE, ASSESSED ON A DAILY BASIS, IS 0.90% ANNUALLY.

DEFINITION SECTION

                          ACCUMULATION UNIT: An accounting unit of measure used to calculate the value of each subaccount.

                          CASH VALUE: The Cash Value of this policy is the sum of the subaccount values of the Separate Account plus the fixed account value and loan account value.

                          DEBT: The principal of any outstanding loan under this policy plus any loan interest due or accrued.

                          FUND: An investment company or separate series thereof, in which the subaccounts of the Separate Account invest.

                          GENERAL ACCOUNT: Our assets other than those allocated to the Separate Account or any other Separate Account.

                          ISSUE AGE: The insured's age as of his or her last birthday on the Policy Date.

                          MATURITY DATE: The Maturity Date is stated in the Policy Specifications. It is the policy anniversary following the insured's 99th birthday.

                          MONTHLY PROCESSING DATE: The Monthly Processing Date is stated in the Policy Specifications. It is the same day in each month as the Policy Date. It is the day from which policy months are determined.

                          MORTALITY AND EXPENSE RISK CHARGE: A charge deducted in the calculation of the accumulation unit value for the assumption of mortality risks and expense guarantees.

                          NET SURRENDER VALUE: The Net Surrender Value of this policy is the Surrender Value on the date of surrender minus any Debt.

                          POLICY DATE, POLICY YEAR: The Policy Date is stated in the Policy Specifications. It is used to determine Policy Years and Monthly Processing Dates. Subsequent Policy Years will start on anniversaries of the Policy Date.

                          PREMIUM: A dollar amount received by us in U.S. Currency as consideration for the benefits to be provided under this policy.

                          PREMIUM CHARGES: The percentage of premium charges that are deducted from the premium before the premium is allocated to the subaccounts or the fixed account.

                          SEPARATE ACCOUNT: A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 known as the FKLA Variable Separate Account.

                          SEPARATE ACCOUNT VALUE: On any Valuation Date the separate account value of this policy is the sum of its subaccount values.

                          SUBACCOUNTS: The Separate Account has several subaccounts. The subaccounts available under this policy are stated in the Policy Specifications.

                          SUBACCOUNT VALUE: Each subaccount will be valued separately as determined by the formula stated in this policy.

                          SURRENDER VALUE: The Surrender Value of this policy is the Cash Value on the date of surrender minus any applicable surrender charge.

                          TRADE DATE: The Trade Date is 30 days following the Issue Date of this policy. It is the date that the money market subaccount value will be allocated to the subaccounts and the fixed account according to your allocation.

                          VALUATION DATE: Each business day on which valuation of the assets of the Separate Account is required by applicable law, which currently is each day that the New York Stock Exchange is open for trading.

                          VALUATION PERIOD: The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

                          YOU, YOUR, YOURS: The party(s) named as owner in the application unless later changed as provided in this policy.

GENERAL PROVISIONS

THE CONTRACT                      This policy, the attached application and any
                                  supplemental application(s) form the entire contract. All statements made in the application and any supplemental application(s) are representations and not warranties unless fraud is involved. In addition to other reasons permitted by law, the validity of this policy can be contested if any material misrepresentations of fact is made in the application, a supplementary application or a request. No statement will void this policy or be used to deny a claim unless it is contained in an attached application or supplemental application.

MODIFICATION OF POLICY            Only our president, secretary or assistant
                                  secretaries have power to approve a change in or waive the provisions of this policy. No agent or person other than such officers can change or waive the terms of this policy.

OWNERSHIP OF POLICY               Unless otherwise provided in the application,
                                  the insured is the original policy owner. You have the exclusive right to cancel or amend this policy by agreement with us and exercise every option and right conferred by this policy, including the right of assignment. We reserve the right to require the return of this policy for endorsement for any change.

CHANGE OF OWNERSHIP               Ownership may be changed during the lifetime
                                  of the insured by written notice from you in a form satisfactory to us. After we receive written notice at our home office, the change will take effect as of the date the notice was signed. The change, however, will not apply to any payment made or action taken by us before the notice was received.

EFFECTIVE DATE OF COVERAGE        The effective date of coverage under this
                                  policy is the Policy Date. The Issue Date is the same date as the Policy Date unless a different Issue Date is stated in the Policy
                                  Specifications. Incontestability and suicide periods are measured from the Issue Date.

TERMINATION                       All coverage under this policy terminates
                                  when any one of the following events occurs:
                                  1. you request that coverage terminate; 2.
                                  the insured dies; 3. this policy matures; or
                                  4. the grace period ends.

CONTESTABILITY                    This policy will be incontestable after it
                                  has been in force during the lifetime of the insured for two years from the Issue Date.

                                  A new two year contestability period will apply to each increase in insurance beginning with the effective date of each increase and will apply only to statements made in the application for the increase.

                                  If the policy is reinstated, a new two year contestability period will apply from the effective date of the reinstatement and will apply only to statements made in the application for the reinstatement.

MISSTATEMENT OF AGE AND/OR SEX    If the age and/or sex of the insured was
                                  misstated, the death benefit will be adjusted based on what the cost of insurance charged for the most recent Monthly Processing Date, prior to the insured's death, would have purchased using the correct age and/or sex.

SUICIDE If the insured dies by suicide, while sane or insane, within two years from the Issue Date, the death benefit proceeds will be limited to the premiums paid less any withdrawals and Debt.

                                  If the insured dies by suicide, while sane or insane, within two years of any increase in insurance, or any reinstatement, our total liability with respect to such increase or reinstatement will be the cost of insurance.

DUE PROOF OF DEATH                Upon the death of the insured, written proof
                                  of death in the form of a certified copy of the death certificate, a written physician's statement or any other proof satisfactory to us is required within sixty days of such death or as soon thereafter as is reasonably possible.

BENEFICIARY DESIGNATION           The original beneficiary is named in the
AND CHANGE OF BENEFICIARY         application for this policy.  If a
                                  beneficiary is not named, the original
                                  beneficiary is the estate of the insured.
                                  You may change the beneficiary by filing a written change with us subject to the following:

                                  1. The change must be filed during the
                                  insured's lifetime;

                                  2. This policy must be in force at the time a change is filed;

                                  3. Such change must not be prohibited by the terms of an existing: assignment, beneficiary designation, or other restriction;

                                  4. Such change will take effect when we
                                  receive it at our home office;

                                  5. After we receive the request, the change will take effect as of the date the request for change was signed; however, action taken by us before such request was received will remain valid.

                                  6. The request for change must provide
                                  information to identify the new beneficiary.

DEATH OF BENEFICIARY              The interest of a beneficiary who dies before
                                  the insured will pass to the other
                                  beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives the insured, the proceeds of this policy will be paid to the insured's estate.

                                  If a beneficiary dies within ten days of the insured's death, proceeds of this policy will be paid as if the insured had survived that beneficiary.

ASSIGNMENT                        No assignment of this policy is binding on us
                                  until it is received by us at our home
                                  office. We assume no responsibility for the validity of any assignment. Any claim under an assignment is subject to proof of the extent of the interest of the assignee. Your rights and the rights of the beneficiary are subject to the rights of the assignee of record.

NON-PARTICIPATING                 This policy will not pay dividends. It will
                                  not participate in any of our surplus
                                  earnings.

REPORTS At least once each Policy Year we will send you a report. The report will show the premiums paid, investment experience and charges made since the last report. The report will also show the current death benefit and Cash Value as well as any other information required by statute.

RESERVES, CASH VALUE              All reserves are greater than or equal to
AND DEATH BENEFIT                 those required by statute.  Any Cash Value
                                  and death benefit available under this policy are at least equal to the minimum benefits required by the statutes of the state in which this policy is delivered.

BASIS OF COMPUTATIONS             A detailed statement of the method of
                                  computation of Cash Value under this policy has been filed with the insurance department of the state in which this policy is delivered. The 1980 Commissioner's Standard
                                  Ordinary Smoker and Nonsmoker Mortality
                                  Tables, age nearest birthday, is the basis for minimum Surrender Values, death benefits and guaranteed maximum cost of insurance rates under this policy.

TAX TREATMENT                     This policy is intended to qualify as a life
                                  insurance policy under the Internal Revenue
                                  Code ("Code"). We may return premiums which would disqualify the policy from tax treatment as a life insurance policy. This policy may be endorsed to reflect any change in the Code and its regulations or rulings.
                                  You will receive a copy of any such
                                  endorsement.

                                  Currently, no charges are made against the Separate Account for federal, state or other taxes that may be attributed to the Separate Account. We may in the future, however, impose charges for federal income taxes attributed to the Separate Account. Charges for other taxes, if any, attributed to this policy may also be made.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT                     The death benefit is based on the Specified
                                  Amount, the Death Benefit Option and the
                                  Table of Death Benefit Factors applicable at the time of death. The Initial Specified
                                  Amount, the Death Benefit Option and the
                                  Table of Death Benefit Factors are shown in the Policy Specifications.

SPECIFIED AMOUNT                  The Specified Amount is the Initial Specified
                                  Amount shown on the Policy Specifications, unless changed in accordance with the Changes provision or reduced by a cash withdrawal.

DEATH BENEFIT OPTION              The Death Benefit Option is shown on the
                                  Policy Specifications, unless changed in accordance with the Changes provision.

                                  If Option A is in effect, the death benefit is the greater of:

                                  1. the Specified Amount; or

                                  2. the Table of Death Benefit Factors times the Cash Value of this policy on the date of the insured's death.

                                  If Option B is in effect, the death benefit is the greater of:

                                  1. the Specified Amount plus the Cash Value of this policy on the date of the insured's death; or

                                  2. the Table of Death Benefit Factors times the Cash Value of this policy on the date of the insured's death.

CHANGES You may change the Death Benefit Option after the first Policy Year. The Specified Amount will be changed as follows:

                                  1. If the change is from Option A to Option
                                  B, the Specified Amount after such change will be:

                                  a. the Specified Amount prior to such change; minus

                                  b. the Cash Value on the date of the change.

                                  2. If the change is from Option B to Option
                                  A, the Specified Amount after such change will be:

                                  a. the Specified Amount prior to such change; plus

                                  b. the Cash Value on the date of the change.

                                  You may increase the Specified Amount after the first Policy Year and prior to the insured's attained age 75. You may also decrease the Specified Amount after the first Policy Year. The change is subject to the following:

                                  1. Any such decrease will reduce the
                                  insurance in the following order:

                                  a. the most recent increase first,

                                  b. any other increases in the reverse order in which they occurred; and

                                  c. finally, against the Initial Specified
                                  Amount.

                                  2. Any request for an increase must be
                                  applied for on a supplemental application.

                                  The request for a change must be in writing.
                                  No more than one change will be allowed in any Policy Year. The change will be effective on the first Monthly Processing Date on or after the day we receive the request. No changes will be allowed if the resulting Specified Amount would be less than the lesser of the Initial Specified Amount or the Minimum Specified Amount or if this policy would be disqualified as life insurance under the Code. The Initial Specified Amount and the Minimum Specified Amount are shown on the Policy Specifications.

PAYMENT OF THE DEATH BENEFIT      Death benefits will be paid following
                                  receipt by us at our home office of due proof that the insured died while this policy was in force. The death benefit will be determined based upon the date of death. The return of this policy is required before a payment is made.

                                  The death benefit proceeds will be equal to:

                                  1. the death benefit; minus

                                  2. any monthly deductions due during the grace period; minus

                                  3. any Debt.

PREMIUM PROVISIONS

INITIAL PREMIUM                   The Initial Premium is shown in the Policy
                                  Specifications. It is payable to us or to an authorized agent on or before delivery of this policy.

ADDITIONAL PREMIUMS               The amount and frequency of Planned Periodic
                                  Premium are shown on the Policy
                                  Specifications. The amount and frequency can be changed upon request, subject to our approval.

                                  While this policy is in force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                                  1. the amount of the premium is below our current minimum premium amount requirement; or

                                  2. the premium would increase the death
                                  benefit by more than the amount of the
                                  premium; or

                                  3. the premium would disqualify this policy as life insurance under the Code.

NET PREMIUMS                      The net premium equals the premium paid less
                                  the premium charges shown in the Policy
                                  Specifications.

PREMIUM ALLOCATION                The Initial Premiums will be allocated to the
                                  money market subaccount. On the first
                                  Valuation Date on or following the Trade
                                  Date, the money market subaccount value will be allocated to the subaccounts and the fixed account in accordance with the intial premium allocation as shown in the Policy
                                  Specifications. Any net premiums received after the Trade Date will be allocated to the subaccounts and the fixed account on the first Valuation Date on or following the date the premium is received in our home office in accordance with the Initial Premium allocation as shown in the Policy
                                  Specifications.

                                  The premium allocation shown in the Policy
                                  Specifications may be changed by you. The request for an allocation change must be in writing.

GRACE PERIOD                      If the Net Surrender Value on the day
                                  immediately preceding a Monthly Processing
                                  Date is less than the monthly deduction for the next month, a grace period of 61 days will be allowed for the payment, without evidence of insurability, of premium payment or loan repayment equal to at least three monthly deductions.

                                  This grace period will begin on the day we mail notice of the required payment to your last known address. If payment is not received within the grace period, all coverage under this policy will terminate at the end of the grace period in accordance with the nonforfeiture provisions. If death of the insured occurs within the grace period, any amount payable will be reduced by any unpaid monthly deductions.

                                  During the Guarantee Period, the policy will remain in force and no grace period will begin provided the total premiums received, less any withdrawals and any Debt, equals or exceeds the Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Guarantee Period and Monthly Guarantee Premium are shown in the Policy Specifications.

REINSTATEMENT                     If this policy lapses because of insufficient
                                  Cash Value to cover the monthly deduction, and has not been surrendered for its Net
                                  Surrender Value, it may be reinstated at any time within five years after the date of lapse. The reinstatement is subject to:

                                  1. receipt of evidence of insurability
                                  satisfactory to us;

                                  2. payment of a minimum premium sufficient to keep this policy in force for three months; and

                                  3. payment of any Debt against this policy which existed at the date of termination of coverage.

                                  The effective date of reinstatement of a policy will be the Monthly Processing Date that coincides with or next follows the date the application for reinstatement is approved by us.

                                  The suicide and incontestability provisions will apply from the effective date of reinstatement.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT                   The guaranteed benefits under this policy are
                                  provided through our General Account. The fixed account is the only account available to you in our General Account.

FIXED ACCOUNT                     The fixed account is credited with interest
                                  rate(s) which will not be less than the
                                  guaranteed minimum interest rate. The
                                  guaranteed minimum interest rate is 3.00% per year compounded daily at the daily equivalent of a 3.00% annual effective rate.

                                  We may declare from time to time a current interest rate which is higher than the guaranteed minimum interest rate. Each current interest rate will be guaranteed until the next policy anniversary.

                                  On each policy anniversary, we will also declare current interest rate(s) which will apply to net premiums previously received, and the interest thereon. These interest rate(s) will be guaranteed until the next policy anniversary.

FIXED ACCOUNT VALUE               On any Valuation Date, the fixed account
                                  value is equal to:

                                  1. the sum of all net premiums allocated to the fixed account; plus

                                  2. any amounts transferred to the fixed
                                  account; plus

                                  3. the total interest credited to the fixed account; minus

                                  4. any pro-rata monthly deductions charged to the fixed account; minus

                                  5. any amounts transferred from the fixed account; minus

                                  6. any amounts withdrawn from the fixed
                                  account; minus

                                  7. any amounts loaned from the fixed account.


VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT                  The variable benefits under this policy are
                                  provided through the FKLA Variable Separate
                                  Account which is referred to in this policy as the "Separate Account". The Separate
                                  Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by us into which a portion of our assets have been allocated for this policy and may be allocated for certain other policies.

LIABILITIES OF SEPARATE ACCOUNT   The assets equal to the reserves and other
                                  liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of our General Account. The assets of the Separate
                                  Account will be valued on each Valuation
                                  Date.

SUBACCOUNT VALUE                  On any Valuation Date, the subaccount value
                                  in a subaccount equals:

                                  1. the subaccount value on the previous
                                  Valuation Date multiplied by the investment experience factor for the end of the current Valuation Period; plus

                                  2. any net premiums received and allocated to the subaccount during the current Valuation Period; plus

                                  3. any amounts transferred to the subaccount during the current Valuation Period; minus

                                  4. the pro-rata portion of any monthly
                                  deduction charged to the subaccount when the Valuation Period includes a Monthly Processing Date; minus

                                  5. any amounts transferred from the
                                  subaccount during the current Valuation
                                  Period; minus

                                  6. any amounts withdrawn from the subaccount during the current Valuation Period; minus

                                  7. any amounts loaned from the subaccount during the current Valuation Period.

FUND Each subaccount of the Separate Account will buy shares of an investment company or of a separate series of an investment company offered as an investment alternative under the policy. The Funds are registered under the Investment Company Act of 1940 as open-end diversified management investment companies. Each series of a Fund represents a separate investment portfolio which corresponds to one of the subaccounts of the Separate Account.

                                  If we establish additional subaccounts each new subaccount will invest in a new series of a Fund or in shares of an investment company. We may also add and/or substitute other investment companies.

CHANGE OF INVESTMENT ADVISER OR   Unless otherwise required by law or
INVESTMENT OBJECTIVES             regulation, the investment adviser or any
                                  investment objective may not be changed
                                  without our consent.  Any investment
                                  objective will not be materially changed unless a statement of the change is filed with and approved by the Insurance
                                  Commissioner of the State of Illinois. If required, approval of or change of any investment objective will be filed with the insurance department of the state where this policy is delivered.

RIGHTS RESERVED BY US             We reserve the right, subject to compliance
                                  with the law as currently applicable or
                                  subsequently changed:

                                  1. to operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

                                  2. to take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

                                  3. to transfer any assets in any subaccount to another subaccount or to one or more separate accounts, or our General Account; or to add, combine or remove subaccounts in the Separate Account;

                                  4. to delete the shares of any of the
                                  portfolios of the Fund or any other open-end investment company and to substitute, for the Fund shares held in any subaccount, the shares of another portfolio of the Fund or the shares of another investment company or any other investment permitted by law; and

                                  5. to change the way we assess charges, but without increasing the aggregate amount beyond that currently charged to the Separate Account and the Fund in connection with the policies.

                                  When required by law, we will obtain your approval of such changes and the approval of any regulatory authority.

ACCUMULATION UNIT VALUE           Each subaccount has an accumulation unit
                                  value. For each subaccount the accumulation unit value was initially set at $1.00. When premiums or other amounts are allocated to a subaccount, a number of units are purchased based on the subaccounts accumulation unit value at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a subaccount, units are redeemed in a similar manner.

                                  The accumulation unit value for each
                                  subsequent Valuation Period is the investment experience factor for that period multiplied by the accumulation unit value for the immediately preceding period. The accumulation unit value for a Valuation Period applies to each day in such period. The number of accumulation units will not change as a result of investment experience.

INVESTMENT EXPERIENCE FACTOR      Each subaccount has its own investment
                                  experience factor. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Cash Value in each subaccount during a Valuation Period.

                                  The investment experience factor of a
                                  subaccount for a Valuation Period is
                                  determined by dividing 1. by 2. and
                                  subtracting 3. from the result, where:

                                  1. is the net result of:

                                  a. the net asset value per share of the
                                  investment held in the subaccount determined at the end of the current Valuation Period; plus

                                  b. the per share amount of any dividend or capital gain distributions made by the investments held in the subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

                                  c. a charge or credit for any taxes reserved for the current Valuation Period which we determine to have resulted from the investment operations of the subaccount;

                                  2. is the net asset value per share of the investment held in the subaccount, determined at the end of the last prior Valuation Period;

                                  3. is the factor representing the Mortality and Expense Risk Charge.

NONFORFEITURE PROVISIONS

CASH VALUE                        The Cash Value of this policy is equal to the
                                  sum of the subaccount values plus the fixed account value plus the loan account value.

MONTHLY DEDUCTION                 On each Monthly Processing Date, a monthly
                                  deduction will be made equal to the sum of the following:

                                  1. the monthly cost of insurance charge for this policy; plus

                                  2. the monthly charge for any supplemental benefits and riders; plus

                                  3. the monthly administration charge.

                                  The monthly deduction will be deducted from the subaccounts and the fixed account in proportion to the value that each account bears to the separate account value plus the fixed account value.

COST OF INSURANCE                 The cost of insurance is determined on a
                                  monthly basis. The cost of insurance charge is equal to the result of 1. minus 2.
                                  multiplied by 3. where:

                                  1. is the death benefit;

                                  2. is the Cash Value; and

                                  3. is the cost of insurance rate, as
                                  described in the cost of insurance rate
                                  provision.

COST OF INSURANCE RATE            The monthly cost of insurance rate is based
                                  on the insured's sex, Issue Age, and Rate
                                  Class. The cost of insurance rate will also vary by Policy Year. The monthly cost of insurance rate will be determined by us based on our expectations as to future mortality experience.

                                  Any change in the cost of insurance rates will apply to all individuals of the same sex, Issue Age, Rate Class and Policy Year. At no time will such rate ever be greater than those shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates, shown in the Policy Specifications, multiplied by a Rate Class percent. These rates are based on the 1980 Commissioner's Standard Ordinary Smoker and Nonsmoker Mortality Tables, age nearest birthday.

SUPPLEMENTAL BENEFITS AND RIDERS  The monthly charges for any supplemental benefits and riders are shown on the Policy
                                  Specifications.

ADMINISTRATION CHARGE             The monthly administration charge is shown on
                                  the Policy Specifications.

INSUFFICIENT CASH VALUE           This policy will terminate as provided in the
                                  grace period provision if the Net Surrender
                                  Value on the date immediately preceding a Monthly Processing Date is:

                                  1. insufficient to cover the monthly
                                  deduction for the month following such
                                  Monthly Processing Date; and

                                  2. no premium payment or loan payment
                                  sufficient to cover at least three monthly deductions is received before the end of the grace period.

                                  Any deduction for the cost of insurance or other benefits and riders after termination of insurance will not be considered a reinstatement of this policy or a waiver by us of the termination.

TRANSFER PROVISIONS

TRANSFERS                         You may transfer all or part of the value of
                                  each subaccount at any time to another
                                  subaccount subject to the following
                                  conditions:

                                  1. transfers are not permitted until after the Trade Date. Thereafter, one transfer will be permitted in each fifteen day period. All transfers which occur during one business day will be considered one transfer;

                                  2. the minimum amount which may be
                                  transferred is $500.00 or, if smaller, the remaining value of this policy's interest in a subaccount; and

                                  3. no partial transfer will be made if your remaining subaccount value will be less than $500.00 after such transfer unless this policy's interest in such subaccount is eliminated by means of such transfer.

                                  You may also transfer all or a part of the fixed account value to any subaccount subject to the following conditions:

                                  1. transfers are not permitted until after the Trade Date. Thereafter, one transfer will be permitted each Policy Year during the thirty days that follow a policy anniversary.

                                  2. the minimum amount which may be
                                  transferred is $500.00 or, if smaller, the remaining fixed account value.

                                  3. no partial transfer will be made if your remaining fixed account value will be less than $500.00 after such transfer unless this policy's fixed account value is eliminated by means of such transfer.

                                  We reserve the right at any time and without prior notice to any party to terminate, suspend or modify the transfer provision described above. We also reserve the right to charge up to $25 for each transfer.

                                  Any transfer direction must clearly specify the amount which is to be transferred and the names of the accounts which are to be affected. A telephone transfer direction will be honored by us only if a properly executed telephone transfer authorization is on file with us, and if such transfer direction complies with the authorization's conditions and our administrative procedures.

WITHDRAWAL PROVISIONS

WITHDRAWAL                        Cash withdrawals may be made any time after
                                  the first policy year. The minimum withdrawal amount is shown on the Policy Specifications.
                                  The maximum withdrawal amount is limited to 10% of the Net Surrender Value during the surrender charge period. There is a charge for each withdrawal. The withdrawal charge is also on the Policy Specifications. You must specify the accounts from which the withdrawal is to be made.

EFFECT OF A WITHDRAWAL            The Cash Value will be reduced by the amount
                                  of the withdrawal. If Death Benefit Option A is in effect, the Specified Amount will also be reduced by the amount of the withdrawal.

POLICY LOAN PROVISIONS

POLICY LOANS                      Policy loans may be made any time after the
                                  first policy year. We will lend up to a maximum loan amount of 90% of the Surrender
                                  Value. The amount of any new loan may not exceed the maximum loan amount less Debt on the date the loan is granted. The minimum amount of a loan is $500.

                                                                      Page 14
POLICY LOAN PROVISIONS (CONTINUED)

                                  On the date the loan is made, an amount equal to the loan will be transferred from the subaccounts and the fixed account to the loan account held in the General Account until the loan is repaid. Unless directed otherwise, the loaned amount will be deducted from the subaccounts and the fixed account in proportion to the values that each account bears to the separate account value plus the fixed account value.

                                  Should the Debt equal or exceed the Surrender Value, this policy will terminate 61 days after notice has been mailed to you at your last known address.

                                  Cash Values derived from premium received by us in the form of a check or draft will not be available for loans until 30 days after deposit of such check or draft.

POLICY LOAN INTEREST              The loan interest rate will be 5.00% per
                                  year. Interest will be compounded daily at the daily equivalent of the above annual interest rates. Interest not paid will be charged on a daily basis and will be added to the Debt on this policy and bear interest at the same rate.

                                  During the existence of a loan, the loan account value will earn 3.00% per year during the first nine Policy Years and 5.00% per year thereafter. Interest will be earned on a daily basis and will be added to the loan account.

POLICY LOAN REPAYMENT             A Debt may be repaid in full or in part at
                                  any time while this policy is in force.

                                  As Debt is paid, the loan account value equal to the amount of repayment which exceeds the difference between interest due and interest earned will be allocated to the subaccounts and the fixed account according to the then current premium allocation instructions.

EFFECT OF POLICY LOANS            The Debt on this policy, along with the
                                  surrender charge, will reduce the amount of Cash Value payable upon surrender. The Debt on this policy will also reduce the amount of Cash Value available for withdrawal. The death benefit payable to the beneficiary upon the death of the insured will also be reduced by the amount of Debt.

SURRENDER VALUE PROVISIONS

SURRENDER                         This policy may be surrendered for its Net
                                  Surrender Value upon written request by you and return of this policy to us at our home office. The request must be made during the lifetime of the insured and while this policy is in force. The return of this policy is required before the Net Surrender Value is paid.

                                  Payment of the Net Surrender Value will
                                  discharge us from our obligations under this policy. A surrender may subject the amount surrendered to a surrender charge.

                                  We will pay the Net Surrender Value of this policy to you on the Maturity Date if the insured is living and this policy is in force.

SURRENDER CHARGE                  During the first 14 Policy Years a
                                  surrender charge will be assessed if this policy is surrendered or if the Net Surrender
                                  Value is applied under a settlement option.

                                  The surrender charge equals (a. + b. + c.)
                                  times d. where:

                                  a. The Issue Charge per $1,000 times the Initial Specified Amount;

                                  b. 30% of the premiums paid up to the
                                  Guideline Premium;

                                  c. 7.5% of the premiums paid above the
                                  Guideline Premium for issue ages 1-65 or 5% for issue ages 66-75; and

                                  d. The Surrender Charge Percentage

                                  The Issue Charge per $1,000, the Guideline
                                  Premium and Surrender Charge Percentage are shown on the Policy Specifications.

TRANSFER, WITHDRAWAL, LOAN
AND SURRENDER PROCEDURES

                                  A transfer, withdrawal, loan or surrender will be effective at the end of the Valuation Period following a telephone transfer direction or receipt by us at our home office of a written request which contains all required information.

                                  Accumulation units will be redeemed to the extent necessary to achieve the dollar amount of the transfer, withdrawal, loan or surrender. The accumulation units credited in each subaccount will be reduced by the number of accumulation units redeemed. The reduction in the number of accumulation units will be determined on the basis of the accumulation unit value at the end of the Valuation Period during which the request containing all required information is received by us. An amount withdrawn, loaned or surrendered from the subaccounts will be paid within seven calendar days after the date proper written election is received by us unless: 1. the New York Stock Exchange is closed (other than customary weekend and holiday closings); 2. trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the valuation unit is not reasonably practicable; or 3. such other periods as defined by the Securities and Exchange Commission for the protection of owners.

                                  If the withdrawal, loan or surrender is to be made from the fixed account, we may defer the payment for a period permitted by law, but not more than six months after the written request is received by us. During the period of deferral, interest at the then current interest rate will continue to be credited to the fixed account value.

SETTLEMENT PROVISIONS

SETTLEMENT OPTIONS                Instead of us paying all of the death benefit
                                  or Net Surrender Value of this policy due in one sum, amounts may be applied under one of the following settlement options.

                                  Payments under these options will not be affected by the investment experience of any Separate Account after proceeds are applied under a settlement option.

                                  Payments must be made to a natural person in his own right, referred to below as "payee". Payment will be made as elected on a monthly, quarterly, semi-annual or annual basis.

                                  The option selected must result in a payment that is at least equal to our minimum payment, according to our rules, in effect at the time the settlement option is chosen. If at any time the payments are less than the minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual or to make the payment in one lump sum so that the payment is at least equal to our minimum payment.

ELECTION OF SETTLEMENT OPTION     Election of a settlement option may be made
                                  by written notice to us. This election may be made:

                                  1. by you during the lifetime of the insured;

                                  2. by the beneficiary if no election made by you is in effect at the time of the death of the insured; or

                                  3. by the beneficiary if you reserve the right to the beneficiary to change an election upon the death of the insured. Such change must be made prior to the first settlement option payment.

                                  An election in effect during the lifetime of the insured will be revoked by a subsequent change of beneficiary or an assignment of this policy, unless provided otherwise.

                                                                     Page 16
SETTLEMENT PROVISIONS (CONTINUED)

GENERAL CONDITIONS                The Net Surrender Value will be used to
                                  determine the monthly benefit payment. The monthly benefit payment will be based upon the settlement option elected in accordance with the appropriate Settlement Option Table.

                                  OPTION 1 - FIXED INSTALMENT ANNUITY We will pay a monthly income for the period elected but not less than 5 years nor more than 30 years.

                                  OPTION 2 - LIFE ANNUITY We will pay a monthly income to the payee during the payee's lifetime.

                                  OPTION 3 - LIFE ANNUITY WITH INSTALMENTS
                                  GUARANTEED We will pay a monthly income for the Guaranteed Period elected and thereafter for the remaining lifetime of the payee. The period elected may be 5, 10, 15 or 20 years.

                                  OPTION 4 - JOINT AND SURVIVOR ANNUITY We will pay the full monthly income while both payees are living. Upon the death of either payee, the income will continue during the lifetime of the surviving payee. The surviving payee's income will be the percentage of such full amount chosen at the time of election of this option. The percentages available are 50%, 66 2/3%, 75% and 100%.

                                  OTHER SETTLEMENT ARRANGEMENTS  May be
                                  available with our consent.

SUPPLEMENTARY CONTRACT            A supplementary contract will be issued to
                                  reflect payments to be made under a
                                  settlement option. If settlement is a result of the death of the insured, its effective date will be the date of death. Otherwise its effective date will be the date chosen by you.

DATE OF FIRST PAYMENT             Interest under the settlement options will
                                  begin to accrue on the effective date of the supplementary contract. If the normal effective date is the 29th, 30th or 31st of the month, the effective date will be the 28th day of that month.

EVIDENCE OF AGE, SEX AND SURVIVAL We may require satisfactory evidence of the age and sex of any person on whose life the income is to be based and the continued survival of any person on whose life the income is based.

BASIS OF SETTLEMENT OPTIONS       The guaranteed monthly payments are based on
                                  an interest rate of 2.50% per year and, where mortality is involved, the "1983 Table A" individual mortality table developed by the Society of Actuaries, with a 5 year setback.

DISBURSEMENT OF FUNDS UPON        At the death of the payee, any unpaid
DEATH OF PAYEE UNDER OPTIONS      instalments will be paid in one Lump sum to
1 OR 3                            the estate of the payee, unless otherwise
                                  provided in the supplementary agreement. The lump sum will be equal to the commuted value of the remaining instalments, based on a minimum interest rate of not less than 2.50%.

PROTECTION OF BENEFITS            Unless otherwise provided in the
                                  supplementary contract the payee may not: 1.
                                  commute; 2. anticipate; 3. assign; 4.
                                  alienate; or 5. otherwise encumber any
                                  payment to be received.

CREDITORS                         The proceeds of the policy and any payment
                                  under an option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

MATURES AT THE INSURED'S ATTAINED AGE 100

NON-PARTICIPATING -- NO ANNUAL DIVIDENDS

This policy is a legal contract between you and us.

READ YOUR POLICY CAREFULLY.


FEDERAL KEMPER LIFE ASSURANCE COMPANY
A Stock Life Insurance Company
Long Grove, IL 60049

Policy Form No. S-6003